EXHIBIT 99.1
News Release
Contacts:	Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

Mark G. Essig Named to AK Steel's Board of Directors

WEST CHESTER, OH, October 22, 2013 - AK Steel (NYSE: AKS) said today that Mark G. Essig has been elected to its Board of Directors, effective November 1, 2013.
Mr. Essig currently is the Chief Executive Officer of FKI Security Group. He previously held senior executive positions with several companies in the steel industry, including Shale-Inland, Washington Steel Corporation, RathGibson LLC, GS Industries and AK Steel. At AK Steel, he served as executive vice president from 1992 to 1998.
“Mark’s extensive experience in the metals business and other industries, coupled with his outstanding leadership capabilities, will be tremendous assets to the company,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “A great addition to our Board of Directors, we welcome Mark and look forward to his many contributions.”
Mr. Essig holds a Bachelor of Business Administration degree from Loyola University and an MBA from the University of Illinois.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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